Exhibit 10.1
MEDPACE HOLDINGS, INC.
2016 INCENTIVE AWARD PLAN

STOCK OPTION GRANT NOTICE AND
STOCK OPTION AGREEMENT

Medpace Holdings, Inc., a Delaware corporation (the “Company”), pursuant to its 2016 Incentive Award Plan, as amended from time to time (the “Plan”), hereby grants to the holder listed below (“Participant”) an option to purchase the number of Shares set forth below (the “Option”). The Option is subject to the terms and conditions set forth in this Stock Option Grant Notice (the “Grant Notice”), the Stock Option Agreement attached hereto as Exhibit A (the “Agreement”) and the Plan, each of which is incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Agreement.

Participant:	_______________________
Grant Date:	_______________________
Exercise Price Per Share:	_______________________
Total Number of Shares Subject to Option:	_______________________
Expiration Date:	_______________________
Type of Option:	Non-Qualified Stock Option
Vesting Schedule:	_______________________

By Participant’s signature below, Participant agrees to be bound by the terms and conditions of the Plan, the Agreement, and the Grant Notice. Participant has reviewed the Agreement, the Plan, and the Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing the Grant Notice and fully understands all provisions of the Grant Notice, the Agreement, and the Plan. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, the Grant Notice, or the Agreement.

MEDPACE HOLDINGS, INC.		PARTICIPANT
By:		By:
Print Name:	[______________]	Print Name:
Title:	[______________]

EXHIBIT A
TO STOCK OPTION GRANT NOTICE
STOCK OPTION AGREEMENT
Pursuant to the Grant Notice to which this Agreement is attached, the Company has granted to Participant an Option under the Plan to purchase the number of Shares set forth in the Grant Notice.
ARTICLE I.
GENERAL
1.1    Defined Terms. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice. For purposes of this Agreement,
(a)    “Cause” shall mean (unless otherwise expressly provided in another applicable contract with Participant that defines such term for purposes of determining the effect that a “for cause” termination has on the Participant’s Awards) a Termination of Service based upon a finding by the applicable Company Group Member, acting in good faith and based on its reasonable belief at the time, that Participant has: (i) willfully failed to discharge his or her duties to such Company Group Member, has refused to perform stated or assigned duties or is incompetent in or (other than by reason of a disability or analogous condition) incapable of performing those duties; (ii) been convicted of, or pled guilty or nolo contendere to, a felony or misdemeanor involving dishonesty or committed or engaged in an act of theft, embezzlement or fraud, a breach of confidentiality, an unauthorized disclosure or use of inside information, customer lists, trade secrets or other confidential information; (iii) breached a fiduciary duty, or willfully and materially violated any other duty, law, rule, regulation or policy of the applicable Company Group Member that has caused or is reasonably expected to result in material injury to any Company Group Member; or (iv) materially breached any of the provisions of this Agreement, including any covenant in Article V, which if capable of being cured, has not been cured to the satisfaction of the Company within 30 days following provision of written notice to Participant by the Company of such material breach. A termination for Cause shall be deemed to occur (subject to reinstatement upon a contrary final determination by the Administrator) on the date on which any Company Group Member or any affiliate thereof first delivers written notice to Participant of a finding of termination for Cause.
(b)    “Cessation Date” shall mean the date of Participant’s Termination of Service (regardless of the reason for such termination).
(c)    “Company Group” shall mean the Company and its Subsidiaries.
(d)    “Company Group Member” shall mean each member of the Company Group.
(e)    “Trade Secrets and Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by any Company Group Member in connection with its business, including, but not limited to, information, observations and data obtained by Participant while employed by or providing services to any Company Group Member or any affiliate thereof concerning (i) the business or affairs of the Company Group Members (or such affiliates), (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients and customer or client lists, (xiii) other copyrightable works, (xiv) all production methods, processes, technology and trade secrets, and (xv) all similar and related information in whatever form. Trade Secrets and Confidential

Information will not include any information that has been published (other than a disclosure by Participant in breach of this Agreement) in a form generally available to the public prior to the date Participant proposes to disclose or use such information. Trade Secrets and Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.
(f)    “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable, copyrightable, registerable as a trademark, reduced to writing, or otherwise) that relates to the Company Group’s actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Participant (whether or not during usual business hours, whether or not by the use of the facilities of the Company Group, and whether or not alone or in conjunction with any other Person) while employed by, or providing services to, any Company Group Member (including those conceived, developed or made prior to the date of Participant’s employment by or services with any Company Group Member) together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing.
1.2    Incorporation of Terms of Plan. The Option is subject to the terms and conditions set forth in this Agreement and the Plan, each of which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control.
ARTICLE II.
GRANT OF OPTION
2.1    Grant of Option. In consideration of Participant’s past and/or continued employment with or service to any Company Group Member and for other good and valuable consideration, effective as of the grant date set forth in the Grant Notice (the “Grant Date”), the Company has granted to Participant the Option to purchase any part or all of an aggregate number of Shares set forth in the Grant Notice, upon the terms and conditions set forth in the Grant Notice, the Plan and this Agreement, subject to adjustment as provided in Section 13.2 of the Plan.
2.2    Exercise Price. The exercise price per Share of the Shares subject to the Option (the “Exercise Price”) shall be as set forth in the Grant Notice.
2.3    Consideration to the Company. In consideration of the grant of the Option by the Company, Participant agrees to render faithful and efficient services to any Company Group Member. Nothing in the Plan, the Grant Notice or this Agreement shall confer upon Participant any right to continue in the employ or service of any Company Group Member or shall interfere with or restrict in any way the rights of the Company Group, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between any Company Group Member and Participant.

ARTICLE III.
PERIOD OF EXERCISABILITY
3.1    Commencement of Exercisability.
(a)    Subject to Participant’s continued employment with or service to a Company Group Member on each applicable vesting date and subject to Sections 3.2, 3.3, 7.9 and 7.16 hereof, the Option shall become vested and exercisable in such amounts and at such times as are set forth in the Grant Notice.
(b)    Unless otherwise determined by the Administrator or as set forth in a written agreement between Participant and the Company, any portion of the Option that has not become vested and exercisable on or prior to the date of Participant’s Termination of Service (including, without limitation, pursuant to any employment or similar agreement by and between Participant and the Company) shall be forfeited on the date of Participant’s Termination of Service and shall not thereafter become vested or exercisable.
3.2    Duration of Exercisability. The installments provided for in the vesting schedule set forth in the Grant Notice are cumulative. Each such installment that becomes vested and exercisable pursuant to the vesting schedule set forth in the Grant Notice shall remain vested and exercisable until it becomes unexercisable under Section 3.3 hereof. Once the Option becomes unexercisable, it shall be forfeited immediately.
3.3    Expiration of Option. The Option may not be exercised to any extent by anyone after the first to occur of the following events:
(a)    The expiration date set forth in the Grant Notice;
(b)    Except as the Administrator may otherwise approve, the expiration of one (1) year from the date of Participant’s Termination of Service by reason of Participant’s death;
(c)    Except as the Administrator may otherwise approve, upon Participant’s Termination of Service for Cause; or
(d)    Except as the Administrator may otherwise approve, in the event of Participant’s Termination of Service for any other reason, the expiration of 90 days from the date of Participant’s Termination of Service.
3.4    Tax Withholding. Notwithstanding any other provision of this Agreement:
(a)    The Company Group has the authority to deduct or withhold, or require Participant to remit to the applicable Company Group Member, an amount sufficient to satisfy any applicable federal, state, local and foreign taxes (including the employee portion of any FICA obligation) required by Applicable Law to be withheld with respect to any taxable event arising pursuant to this Agreement. The Company Group may withhold or Participant may make such payment in one or more of the forms specified below:
(i)    by cash or check made payable to the Company Group Member with respect to which the withholding obligation arises;
(ii)    by the deduction of such amount from other compensation payable to Participant;
(iii)    with respect to any withholding taxes arising in connection with the exercise of the Option, with the consent of the Administrator, by requesting that the Company withhold a net number of

Shares issuable upon the exercise of the Option having a then current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Company Group based on the maximum statutory withholding rates in Participant’s applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income;
(iv)    with respect to any withholding taxes arising in connection with the exercise of the Option, with the consent of the Administrator, by tendering to the Company vested Shares held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences and having a then current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Company Group based on the maximum statutory withholding rates in Participant’s applicable jurisdictions for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such taxable income;
(v)    with respect to any withholding taxes arising in connection with the exercise of the Option, through the delivery of a notice that Participant has placed a market sell order with a broker acceptable to the Company with respect to Shares then issuable to Participant pursuant to the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company Group Member with respect to which the withholding obligation arises in satisfaction of such withholding taxes; provided that payment of such proceeds is then made to the applicable Company Group Member at such time as may be required by the Administrator, but in any event not later than the settlement of such sale; or
(vi)    in any combination of the foregoing.
(b)    With respect to any withholding taxes arising in connection with the Option, in the event Participant fails to provide timely payment of all sums required pursuant to Section 3.4(a), the Company shall have the right and option, but not the obligation, to treat such failure as an election by Participant to satisfy all or any portion of Participant’s required payment obligation pursuant to Section 3.4(a)(ii) or Section 3.4(a)(iii) above, or any combination of the foregoing as the Company may determine to be appropriate. The Company shall not be obligated to deliver any certificate representing Shares issuable with respect to the exercise of the Option to, or to cause any such Shares to be held in book-entry form by, Participant or his or her legal representative unless and until Participant or his or her legal representative shall have paid or otherwise satisfied in full the amount of all federal, state, local and foreign taxes applicable with respect to the taxable income of Participant resulting from the exercise of the Option or any other taxable event related to the Option.
(c)    In the event any tax withholding obligation arising in connection with the Option will be satisfied under Section 3.4(a)(iii), then the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on Participant’s behalf a whole number of Shares from those Shares then issuable upon the exercise of the Option as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the tax withholding obligation and to remit the proceeds of such sale to the Company Group Member with respect to which the withholding obligation arises. Participant’s acceptance of this Option constitutes Participant’s instruction and authorization to the Company and such brokerage firm to complete the transactions described in this Section 3.4(c), including the transactions described in the previous sentence, as applicable. The Company may refuse to issue any Shares to Participant until the foregoing tax withholding obligations are satisfied, provided that no payment shall be delayed under this Section 3.4(c) if such delay will result in a violation of Section 409A.
(d)    Participant is ultimately liable and responsible for, and, to the extent permitted by Applicable Law, agrees to indemnify and keep indemnified the Company Group from, all taxes and social security or national insurance contributions owed in connection with the Option (including the grant or exercise of the Option or the acquisition or disposal of any Shares), regardless of any action any Company Group Member takes with respect to any tax withholding obligations that arise in connection with the Option. No Company

Group Member makes any representation or undertaking regarding the treatment of any tax withholding in connection with the awarding, vesting or exercise of the Option or the subsequent sale of Shares. The Company Group does not commit and is under no obligation to structure the Option to reduce or eliminate Participant’s tax liability.
ARTICLE IV.
EXERCISE OF OPTION
4.1    Person Eligible to Exercise. During the lifetime of Participant, only Participant may exercise the Option or any portion thereof. After the death of Participant, any exercisable portion of the Option may, prior to the time when the Option becomes unexercisable under Section 3.3 hereof, be exercised by Participant’s personal representative or by any Person empowered to do so under the deceased Participant’s will or under the then Applicable Laws of descent and distribution.
4.2    Partial Exercise. Subject to Section 7.2, any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 3.3 hereof.
4.3    Manner of Exercise. The Option, or any exercisable portion thereof, may be exercised solely by delivery to the Secretary of the Company (or any third party administrator or other Person designated by the Company), during regular business hours, of all of the following prior to the time when the Option or such portion thereof becomes unexercisable under Section 3.3 hereof.
(a)    An exercise notice in a form specified by the Administrator, stating that the Option or portion thereof is thereby exercised, such notice complying with all applicable rules established by the Administrator;
(b)    The receipt by the Company of full payment for the Shares with respect to which the Option or portion thereof is exercised, in such form of consideration permitted under Section 4.4 hereof that is acceptable to the Administrator;
(c)    The payment of any applicable withholding tax in accordance with Section 3.4;
(d)    Any other written representations or documents as may be required in the Administrator’s sole discretion to effect compliance with Applicable Law; and
(e)    In the event the Option or portion thereof shall be exercised pursuant to Section 4.1 hereof by any Person or Persons other than Participant, appropriate proof of the right of such Person or Persons to exercise the Option.
Notwithstanding any of the foregoing, the Administrator shall have the right to specify all conditions of the manner of exercise, which conditions may vary by country and which may be subject to change from time to time.
4.4    Method of Payment. Payment of the Exercise Price shall be by any of the following, or a combination thereof, at the election of Participant:
(a)    Cash or check;
(b)    With the consent of the Administrator, surrender of vested Shares (including, without limitation, Shares otherwise issuable upon exercise of the Option) held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences and having a Fair Market Value on the date of delivery equal to the aggregate Exercise Price of the Option or exercised portion thereof;
(c)    Through the delivery of a notice that Participant has placed a market sell order with a broker acceptable to the Company with respect to Shares then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Exercise Price; provided that payment of such proceeds is then made to the Company at such time as may be required by the Administrator, but in any event not later than the settlement of such sale; or
(d)    Any other form of legal consideration acceptable to the Administrator.
4.5    Conditions to Issuance of Shares. The Company shall not be required to issue or deliver Shares purchased upon the exercise of the Option or portion thereof prior to fulfillment of all of the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such Shares are then listed, (b) the completion of any registration or other qualification of such Shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable, (c) the obtaining of any approval or other clearance from any state or federal governmental agency which the Administrator shall, in its absolute discretion, determine to be necessary or advisable, (d) the receipt by the Company of full payment for such Shares, which may be in one or more of the forms of consideration permitted under Section 4.4 hereof, and (e) the receipt of full payment of any applicable withholding tax in accordance with Section 3.4 by the Company Group Member with respect to which the applicable withholding obligation arises.
4.6    Rights as Stockholder. Neither Participant nor any Person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares purchasable upon the exercise of any part of the Option unless and until certificates representing such Shares (which may be in book-entry form) will have been issued and recorded on the records of the Company or its transfer agents or registrars and delivered to Participant (including through electronic delivery to a brokerage account). No adjustment will be made for a dividend or other right for which the record date is prior to the date of such issuance, recordation and delivery, except as provided in Section 13.2 of the Plan. Except as otherwise provided herein, after such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to such Shares, including, without limitation, the right to receipt of dividends and distributions on such Shares.
ARTICLE V.
RESTRICTIVE COVENANTS
5.1    Confidential Information.
(a)    Participant shall not disclose or use at any time, either during his or her service as an employee or other service provider of any Company Group Member or thereafter, any Trade Secrets and Confidential Information of which he or she becomes aware, whether or not such information is developed by Participant, except to the extent that such disclosure or use is directly related to and required by Participant’s performance in good faith of duties for the Company Group. Participant will take all appropriate steps to safeguard Trade Secrets and Confidential Information in his or her possession and to protect it against disclosure, misuse, espionage, loss and theft. Participant shall deliver to the Company at the termination of his or her employment or services, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Trade Secrets and Confidential Information or the Work Product of the business of the Company Group that Participant may then possess or have under his or her control. Notwithstanding the foregoing, Participant may truthfully respond to a lawful and valid subpoena or other legal process, but shall give the Company the earliest possible notice thereof.
(b)    All Work Product that Participant may have discovered, invented or originated during his or her employment by, or service to, any Company Group Member(s) prior to such employment or service, that Participant may discover, invent or originate during his or her employment or service or at any time following the termination of his or her employment with, or service to, the applicable Company Group Member(s), shall be the exclusive property of the Company Group, and Participant hereby assigns all of his or her right, title and interest in and to such Work Product to the Company or the applicable Company Group Member, including all intellectual property rights therein. Participant shall promptly disclose all Work Product to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem necessary to protect or perfect its (or any Company Group Member’s as applicable) rights therein, and shall assist the Company, at the Company’s expense, in obtaining, defending and enforcing the Company’s (or any Company Group Member’s, as applicable) rights therein. Participant hereby appoints the Company as his or her attorney-in-fact to execute on his or her behalf any assignments or other documents deemed necessary by the Company to protect or perfect each Company Group Member’s rights to any Work Product.
(c)    In accordance with 18 U.S.C. Section 1833, the Company hereby notifies Participant that, notwithstanding anything to the contrary herein, (i) Participant shall not be in breach of this Section 5.1 and shall not be held criminally or civilly liable under any federal or state trade secret law (A) for the disclosure of a trade secret that is made in confidence to a federal, state or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (ii) if Participant files a lawsuit for retaliation by the Company Group for reporting a suspected violation of law, Participant may disclose a trade secret to Participant’s attorney, and may use trade secret information in the court proceeding, if Participant files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.
5.2    Restriction on Competition. During Participant’s service as an employee or other service provider of any Company Group Member and thereafter through the date that is twelve (12) months following the Cessation Date (as applicable, the “Restricted Period”), Participant shall not operate, have any ownership interest in, enter the employ of, provide consulting services for or to, serve as a board member of, or render services or advice in any similar capacity to, any contract research organization that provides clinical trial management, laboratory, imaging, regulatory, monitoring, data management, biometrics or medical writing services or support of clinical trials or development programs sponsored by the pharmaceutical, biotechnology or medical device companies or industries (any of the foregoing, a “Competitive Business”) in North America and elsewhere in the world where the Company Group engages in business, or reasonably anticipates engaging in business, on the applicable Cessation Date (the “Restricted Area”), or perform management, executive or supervisory functions with respect to, join, control, render financial assistance to, receive any economic benefit from, exert any influence upon, participate in, render services or advice to, any business or Person that engages or could reasonably be expected to engage in a Competitive Business in the Restricted Area; provided, however, that for purposes of this Section 5.2, ownership of securities having no more than five percent (5%) of the outstanding voting power of any Competitive Business which is listed on any national securities exchange shall not be deemed to be a violation of this Section 5.2 as long as the Person owning such securities has no other connection or relationship with such competitor.
5.3    Non-Solicitation and Non-Interference with Customers, etc. During the Restricted Period, Participant shall not, directly or indirectly, induce or attempt to induce any Person that is, or was at any time during the twelve (12) month period preceding the Cessation Date, a customer, supplier, manufacturer or other material business relation of any Company Group Member to cease doing business with any Company Group

Member or in any way interfere with the relationship between any Company Group Member and any such customer, supplier, manufacturer or other material business relation, or solicit, directly or indirectly, for any competitive purpose, the business of any such customer, supplier, manufacturer or business relation of any Company Group Member.
5.4    Non-Solicitation of Company Group Employees. During the Restricted Period, Participant shall not solicit, recruit or hire, directly or indirectly, any Person who at any time on or after the Grant Date is a Company Group Employee; provided that the foregoing shall not prohibit (a) a general solicitation to the public of general advertising or (b) Participant from soliciting, recruiting or hiring any Company Group Employee who has ceased to be employed or retained by any Company Group Member for at least 12 months. For purposes of this Section 5.4, “Company Group Employees” means, collectively, officers, directors and employees or substantially full-time consultants of the Company Group Members.
5.5    Non-Disparagement. Participant shall not at any time, either during or after his or her service as an employee or other service provider of a Company Group Member, (a) directly or indirectly, make or affirmatively ratify any statement, public or private, oral or written, to any Person that disparages, either professionally or personally, any Company Group Member or any affiliate or stockholder thereof, past and present, or any of their respective directors, officers, agents, attorneys, insurers, employees, stockholders, and successors, past and present, or (b) make any statement or engage in any conduct that has the purpose or effect of disrupting the business of any Company Group Member or any affiliate or stockholder thereof; provided that nothing in this provision shall in any way limit Participant’s right to (i) make truthful statements to correct any false statements made by any Company Group Member about Participant or (ii) provide truthful information to a government agency, to respond to a subpoena, or to testify truthfully under oath.
5.6    Understanding of Covenants. Participant agrees that the foregoing covenants set forth in this Article V (the “Restrictive Covenants”) are reasonable, including in temporal and geographical scope, and in all other respects, and necessary to protect the Company Group’s confidential information, goodwill, stable workforce and customer relations. Participant and the Company intend that the Restrictive Covenants shall be deemed to be a series of separate covenants, one for each county or province of each and every state or jurisdiction within the Restricted Area and one for each month of the Restricted Period. Participant understands that the Restrictive Covenants may limit his or her ability to earn a livelihood in a business similar to the business of the Company Group, but nevertheless believes that he or she has received and will receive sufficient consideration and other benefits as an employee or other service provider of a Company Group Member and as otherwise provided hereunder to clearly justify such restrictions which, in any event (given Participant’s education, skills and ability), Participant does not believe would prevent him or her from otherwise earning a living. Participant agrees that the Restrictive Covenants do not confer a benefit upon the Company Group disproportionate to Participant’s detriment. Participant has independently consulted with his or her counsel and after such consultation agrees that the Restrictive Covenants are reasonable and proper to protect the legitimate interest of the Company Group.
5.7    Enforcement. Participant acknowledges that the Restrictive Covenants are an essential element of this Agreement and are being provided in consideration of the Option granted pursuant to this Agreement, and that any breach by Participant of any provision of this Article V will result in irreparable injury to the Company Group. The Participant acknowledges that in the event of such a breach, in addition to all other remedies available at law, the Company shall be entitled to equitable relief, including injunctive relief, without the necessity of proving actual damages or posting a bond therefor. If, at the time of enforcement of this Article V a court of competent jurisdiction shall hold that either the duration or scope stated herein is unreasonable under the circumstances then existing, the parties agree that the maximum duration or scope under such circumstances shall be substituted for the stated duration or scope and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period and scope permitted by Applicable Law. To the extent of any breach of this Article V by Participant, his or her Restricted Period shall automatically be extended by the length of such breach.
5.8    Forfeiture Upon Violation. Notwithstanding any other provision of this Agreement that may provide to the contrary, in the event of Participant’s violation of any Restrictive Covenant within this Article V or any other agreement by and between Participant and any Company Group Member, as determined by the Company, in its sole discretion, then (a) the Option shall immediately be terminated and forfeited in its entirety and (b) Participant shall pay to the Company in cash any financial gain Participant realized from exercising all or a portion of the Option during the 12-month period immediately preceding (or at any time after) the date of such violation. For purposes of this Section 5.8, “financial gain” shall equal the sum of (x) any excess of the greater of (i) the Fair Market Value per Share on the date of exercise and (ii) the Fair Market Value per Share as of the time of Participant’s sale of such Shares, if any, over the Exercise Price, multiplied by the number of Shares purchased pursuant to the exercise (without reduction for any Shares surrendered) and (y) any and all dividends paid to Participant with respect to the Shares purchased pursuant to the exercise. By accepting this Option, Participant hereby acknowledges, agrees and authorizes the Company to reduce any amounts owed by any Company Group Member (including amounts owed as wages or other compensation, fringe benefits, or vacation pay, as well as any other amounts owed to Participant by any Company Group Member), by the amounts Participant owes to the Company under this Section 5.8. To the extent such amounts are not recovered by the Company through such set-off, Participant agrees to pay such amounts immediately to the Company upon demand. This right of set-off is in addition to any other remedies the Company may have against Participant for Participant’s breach of this Agreement or any other agreement. Participant’s obligations under this Section 5.8 shall be cumulative (but not duplicative) of any similar obligations Participant may have pursuant to this Agreement or any other agreement with any Company Group Member.
ARTICLE VI.
RECOUPMENT

6.1    Applicability. This Article VI applies to any Participant who is at the time of the grant, vesting or exercise of the Option, an Executive Officer of the Company under the definition of Exchange Act Rule 16a-1(f) as identified by the Board and also applies to any Participant who is in the finance functional area for the Company or any Company Group Member with a title of director level or above.
6.2    Recoupment. In the event that the Company is required to prepare a Restatement (as such term is defined in Section 6.3), then the Board may require Participant to pay to the Company in cash any financial gain Participant realized from exercising all or a portion of the Option during the three completed fiscal years preceding the earlier of: (i) the date that the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement; or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare a Restatement. For purposes of this Section 6.2, “financial gain” shall equal the sum of (x) for Shares that have been sold in conjunction with the exercise of the Option prior to the date of recoupment, the Fair Market Value per Share on the date of exercise minus the exercise price, multiplied by the number of Shares sold and (y) for Shares that were held in conjunction with the exercise of the Option but were subsequently sold prior to the date of recoupment, any capital gain on the sale of the Shares and (z) any and all dividends paid to Participant with respect to the Shares purchased pursuant to the exercise. In the event that as of the date of recoupment Participant holds Shares obtained through the exercise of the Option under this Grant Notice and Agreement, then the Board may require Participant to surrender the Shares to the Company at the exercise price. By accepting this Option, Participant hereby acknowledges, agrees and authorizes the Company to reduce any amounts owed by any Company Group Member (including amounts owed as wages or other compensation, fringe benefits, or vacation pay, as well as any other amounts owed to Participant by any Company Group Member), by the amounts Participant owes to the Company under this Section 6.2. To the extent such amounts are not recovered by the Company through such set-off, Participant agrees to pay such amounts immediately to the Company upon demand. This right of set-off is in addition to any other remedies the Company may have against Participant for Participant’s breach of this Agreement or any other agreement. Participant’s obligations under this Section 6.2 shall be cumulative (but not duplicative) of any similar obligations Participant may have pursuant to this Agreement or any other agreement with any Company Group Member.
6.3    Definition of Restatement. For purposes of this Article VI, “Restatement” shall mean an accounting restatement of any of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under U.S. securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (often referred to as a “Big R” restatement), or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (often referred to as a “little r” restatement). A Restatement does not include situations in which financial statement changes did not result from material non-compliance with financial reporting requirements, such as, but not limited to retrospective: (i) application of a change in accounting principles; (ii) revision to reportable segment information due to a change in the structure of the Company’s internal organization; (iii) reclassification due to a discontinued operation; (iv) application of a change in reporting entity, such as from a reorganization of entities under common control; (v) adjustment to provision amounts in connection with a prior business combination; and (vi) revision for stock splits, stock dividends, reverse stock splits or other changes in capital structure.

ARTICLE VII.
OTHER PROVISIONS
7.1    Administration. The Administrator shall have the power to interpret the Plan, the Grant Notice and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan, the Grant Notice and this Agreement as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator will be final and binding upon Participant, the Company and all other interested Persons. To the extent allowable pursuant to Applicable Law, no member of the Committee or the Board will be personally liable for any action, determination or interpretation made with respect to the Plan, the Grant Notice or this Agreement.
7.2    Whole Shares. The Option may only be exercised for whole Shares.
7.3    Option Not Transferable. Subject to Section 4.1 hereof, the Option may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the Shares underlying the Option have been issued, and all restrictions applicable to such Shares have lapsed. Neither the Option nor any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence. Notwithstanding the foregoing, with the consent of the Administrator, if the Option is a Non-Qualified Stock Option, it may be transferred to Permitted Transferees pursuant to any conditions and procedures the Administrator may require.
7.4    Adjustments. The Administrator may accelerate the vesting of all or a portion of the Option in such circumstances as it, in its sole discretion, may determine. Participant acknowledges that the Option is subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan, including Section 13.2 of the Plan.

7.5    Notices. Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of the Secretary of the Company at the Company’s principal office, and any notice to be given to Participant shall be addressed to Participant at Participant’s last address reflected on the Company’s records. By a notice given pursuant to this Section 7.5, either party may hereafter designate a different address for notices to be given to that party. Any notice shall be deemed duly given when sent via email or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service.
7.6    Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
7.7    Governing Law. The laws of the State of Delaware shall govern the interpretation, validity, administration, enforcement and performance of the terms of this Agreement regardless of the law that might be applied under principles of conflicts of laws.
7.8    Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws, including, without limitation, the provisions of the Securities Act and the Exchange Act, and any and all regulations and rules promulgated thereunder by the Securities and Exchange Commission and state securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Option is granted and may be exercised, only in such a manner as to conform to Applicable Law. To the extent permitted by Applicable Law, the Plan, the Grant Notice and this Agreement shall be deemed amended to the extent necessary to conform to Applicable Law.
7.9    Amendment, Suspension and Termination. To the extent permitted by the Plan, this Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator or the Board, provided that, except as may otherwise be provided by the Plan, no amendment, modification, suspension or termination of this Agreement shall adversely affect the Option in any material way without the prior written consent of Participant.
7.10    Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in Section 7.3 and the Plan, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
7.11    Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Option, the Grant Notice and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
7.12    Not a Contract of Employment. Nothing in this Agreement or in the Plan shall confer upon Participant any right to continue to serve as an employee or other service provider of any Company Group Member or shall interfere with or restrict in any way the rights of the Company Group, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between a Company Group Member and Participant.

7.13    Acknowledgment of Nature of Plan and Option. In accepting this Option, Participant acknowledges that:
(a)    the award of the Option (and the Shares subject to the Option) the Company is making under the Plan is unilateral and discretionary and will not give rise to any future obligation on the Company to make further Awards under the Plan to Participant;
(b)    for labor law purposes, the Option and the Shares subject to the Option are not part of normal or expected wages or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, holiday pay, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for any Company Group Member or any affiliate thereof;
(c)    Participant is voluntarily participating in the Plan;
(d)    the Option and the Shares subject to the Option are not intended to replace any pension rights or compensation;
(e)    neither the Option nor any provision of this Agreement, the Plan or the policies adopted pursuant to the Plan confer upon Participant any right with respect to employment or continuation of current employment and shall not be interpreted to form an employment contract or relationship with any Company Group Member or any affiliate thereof, and any modification of the Plan or the Agreement or its termination shall not constitute a change or impairment of the terms and conditions of employment;
(f)    if the underlying Shares do not increase in value, the Option will have no value;
(g)    the future value of the underlying Shares is unknown and cannot be predicted with certainty. If Participant exercises the Option and obtains Shares, the value of the Shares acquired upon exercise may increase or decrease in value, even below the Exercise Price; and
(h)    in consideration of the grant of the Option hereunder, no claim or entitlement to compensation or damages arises from termination of the Option, and no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from termination of Participant’s employment by any Company Group Member or any affiliate thereof (for any reason whatsoever and whether or not in breach of local labor laws) and Participant irrevocably releases each Company Group Member from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, Participant shall be deemed irrevocably to have waived Participant’s entitlement to pursue such claim.
7.14    Consent to Personal Data Processing and Transfer. By acceptance of this Option, Participant acknowledges and consents to the collection, use, processing and transfer of personal data as described below. The Company Group holds certain personal information, including Participant’s name, home address and telephone number, date of birth, social security number or other employee tax identification number, employment history and status, salary, nationality, job title, and any equity compensation grants or Shares awarded, cancelled, purchased, vested, unvested or outstanding in Participant’s favor, for the purpose of managing and administering the Plan (“Data”). Participant is aware that providing the Company with Participant’s Data is necessary for the performance of this Agreement and that Participant’s refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect Participant’s ability to participate in the Plan. The Company Group will transfer Data to third parties in the course of its or their business, including for the purpose of assisting the Company in the implementation, administration and management of the Plan. However, from time to time and without notice, the Company Group may retain additional or different third parties for any of the purposes mentioned. The Company Group may also make Data available to public authorities where required under Applicable Law. Such recipients may be located in the jurisdiction which Participant is based or elsewhere in the world, which Participant separately and expressly consents to, accepting that outside the jurisdiction which Participant is based, data protection laws may not be as protective as within. Participant hereby authorizes the Company Group and all such third parties to receive, possess, use, retain, process and transfer Data, in electronic or other form, in the course of the Company Group’s business, including for the purposes of implementing, administering and managing participation in the Plan, and including any requisite transfer of such Data as may be required for the administration of the Plan on behalf of Participant to a third party to whom Participant may have elected to have payment made pursuant to the Plan. Participant understands that he or she may request a list with the names and addresses of any potential recipients of Data by contacting Participant’s local human resources representative. Participant may, at any time, review Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the Company through its local human resources representative; however, withdrawing the consent may affect Participant’s ability to participate in the Plan and receive the benefits intended by this Option. Data will only be held as long as necessary to implement, administer and manage Participant’s participation in the Plan and any subsequent claims or rights.
7.15    Entire Agreement. The Plan, the Grant Notice and this Agreement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, subject to the last sentence of Section 5.8 hereof.
7.16    Section 409A. This Award is not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A. However, notwithstanding any other provision of the Plan, the Grant Notice or this Agreement, if at any time the Administrator determines that this Award (or any portion thereof) may be subject to Section 409A, the Administrator shall have the right in its sole discretion (without any obligation to do so or to indemnify Participant or any other Person for failure to do so) to adopt such amendments to the Plan, the Grant Notice or this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate for this Award either to be exempt from the application of Section 409A or to comply with the requirements of Section 409A.
7.17    Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.
7.18    Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant shall have only the right to receive Shares as a general unsecured creditor with respect to the Option, as and when exercised pursuant to the terms hereof.
7.19    Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Law, each of which shall be deemed an original and all of which together shall constitute one instrument.
7.20    Broker-Assisted Sales. In the event of any broker-assisted sale of Shares in connection with the payment of withholding taxes as provided in Section 3.4(a)(v) or Section 3.4(c) or the payment of the Exercise Price as provided in Section 4.4(c): (a) any Shares to be sold through a broker-assisted sale will be sold on the day the tax withholding obligation or exercise of the Option, as applicable, occurs or arises, or as soon thereafter as practicable; (b) such Shares may be sold as part of a block trade with other participants in the Plan in which all participants receive an average price; (c) Participant will be responsible for all broker’s fees and other costs of sale, and Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (d) to the extent the proceeds of such sale exceed the applicable tax withholding obligation or Exercise Price, the Company agrees to pay such excess in cash to Participant as soon as reasonably practicable; (e) Participant acknowledges that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy the applicable tax withholding obligation or Exercise Price; and (f) in the event the proceeds of such sale are insufficient to satisfy the applicable tax withholding obligation, Participant agrees to pay immediately upon demand to the Company Group Member with respect to which the withholding obligation arises an amount in cash sufficient to satisfy any remaining portion of the applicable Company Group Member’s withholding obligation.
7.21    Incentive Stock Options. Participant acknowledges that to the extent the aggregate Fair Market Value of Shares (determined as of the time the option with respect to the Shares is granted) with respect to which Incentive Stock Options, including this Option (if applicable), are exercisable for the first time by Participant during any calendar year exceeds $100,000 or if for any other reason such Incentive Stock Options do not qualify or cease to qualify for treatment as “incentive stock options” under Section 422 of the Code, such Incentive Stock Options shall be treated as Non-Qualified Stock Options. Participant further acknowledges that the rule set forth in the preceding sentence shall be applied by taking the Option and other stock options into account in the order in which they were granted, as determined under Section 422(d) of the Code and the Treasury Regulations thereunder. Participant also acknowledges that an Incentive Stock Option exercised more than three (3) months after Participant’s Termination of Service, other than by reason of death or disability, will be taxed as a Non-Qualified Stock Option.
7.22    Notification of Disposition. If this Option is designated as an Incentive Stock Option, Participant shall give prompt written notice to the Company of any disposition or other transfer of any Shares acquired under this Agreement if such disposition or transfer is made (a) within two (2) years from the Grant Date or (b) within one (1) year after the transfer of such Shares to Participant. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by Participant in such disposition or other transfer.
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